Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Conolog Corp:

We hereby consent to the incorporation by reference into the Company’s previously filed Registration Statements (Nos. 333-164610 filed February 1, 2010, 333-152183 filed July 8, 2008 and 333-143262 filed on May 25, 2007) on Form S-8, of our report dated November 30, 2010, relating to the consolidated financial statements of Conolog Corporation as of and for the year ended July 31, 2010, which appear in Conolog Corporation’s Annual Report on Form 10-K for the year ended July 31, 2010 as filed with the Securities and Exchange Commission on November 30, 2010,  included in this Annual Report on Form 10-K for the year ended July 31, 2011.

WithumSmith+Brown, PC
Somerville, New Jersey

November 15, 2011

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